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Exhibit 1

FIRST AMENDMENT TO RIGHTS AGREEMENT

        Amendment, dated as of March 7, 2004, between International Multifoods Corporation, a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A. as Rights Agent (the "Rights Agent"), to the Rights Agreement dated as of September 15, 2000 (the "Rights Agreement").

Recitals

        A.    This Amendment is entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among The J. M. Smucker Company, an Ohio corporation ("Buyer"), Mix Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), and the Company, with respect to a merger of the Company with and into Buyer Sub (the "Merger").

        B.    The Company and the Rights Agent have executed and entered into the Rights Agreement.

        C.    Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section.

        D.    The Board of Directors of the Company (the "Board of Directors") has determined that the Merger Agreement and the Merger are fair to, advisable, and in the best interests of the Company and its stockholders.

        E.    To induce Buyer and Merger Sub to enter into the Merger Agreement, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the execution of the Merger Agreement, the consummation of the Merger, and the other transactions contemplated by the Merger Agreement from the application of the Rights Agreement.

Amendment

        This Amendment amends the Rights Agreement as follows:

        1.     The following sentence is added to the end of the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement:

    Notwithstanding anything in this Agreement to the contrary, neither The J.M. Smucker Company, an Ohio corporation ("Buyer"), nor any direct or indirect wholly owned subsidiary of Buyer shall be deemed to be an Acquiring Person solely as a result of the execution of the Agreement and Plan of Merger, dated as of March 7, 2004, among Buyer, Mix Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), and the Company (as such agreement may be amended from time to time, the "Merger Agreement"), the acquisition of beneficial ownership of shares of common stock of the Company by Buyer, Merger Sub, or any other direct or indirect subsidiary of Buyer pursuant to the merger contemplated by the Merger Agreement, or the consummation of the merger or the other transactions contemplated by the Merger Agreement.

        2.     Section 7(a) of the Rights Agreement shall read in its entirety as follows:

            (a)   Subject to Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-hundredth of a

    Preferred Share as to which the Rights are exercised, before the earliest of (i) the Close of Business on October 4, 2010 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24, or (iv) the time immediately prior to the effective time of the merger of the Company contemplated by the Merger Agreement.

        3.     The following sentence is added to the end of Section 15 of the Rights Agreement:

    Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement.

        4.     New Section 34 is added to the end of the Rights Agreement to read in its entirety as follows:

            Section 34.    Merger Agreement.    Notwithstanding any other provision of this Agreement, none of the execution of the Merger Agreement, the acquisition of beneficial ownership of shares of common stock of the Company by Buyer, Merger Sub, or any other direct or indirect subsidiary of Buyer pursuant to the merger contemplated by the Merger Agreement, or the consummation of the merger or the other transactions contemplated by the Merger Agreement shall result in a Section 11(a)(ii) Event or a Section 13 Event or in any way permit any Rights to be exercised pursuant to Section 11(a)(ii), Section 13, or otherwise for any capital stock, whether Common Shares, Preferred Shares, or other preferred stock, nor will such execution, acquisition, or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Shares of the Company, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash or other property of any party to the Merger Agreement or any affiliate of Buyer or Merger Sub. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the execution of the Merger Agreement, the merger contemplated by the Merger Agreement, and the other transactions contemplated by the Merger Agreement, and all Rights issued and outstanding under the Rights Agreement shall expire immediately prior to the effective time of the merger of the Company contemplated by the Merger Agreement.

        5.     This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

        6.     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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        In Witness Whereof, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

INTERNATIONAL MULTIFOODS CORPORATION
		By:	/s/ JOHN E. BYOM Name: John E. Byom
Title: Senior Vice President, Finance and Chief Financial Officer
Attest:
By:	/s/ FRANK W. BONVINO Name: Frank W. Bonvino Title: Vice President, General Counsel and Secretary
WELLS FARGO BANK MINNESOTA, N.A.
		By:	/s/ JOHN D. BAKER Name: John D. Baker Title: Assistant Vice President

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Exhibit 1